EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release October 23, 2006
Contact: Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

          Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $234,000 for the three months ended September 30, 2006, compared to $491,000 for the three months ended September 30, 2005, a decrease of $257,000 or 52.3%.

          The decrease in net earnings for the quarter ended September 30, 2006 was primarily attributable to a reduction in net interest income and an increase in general, administrative and other expense.  Net interest income decreased $251,000 or 14.9% from $1.7 million to $1.4 million, while general, administrative, and other expense increased $98,000 or 9.6% from $1.0 million to $1.1 million for the most recent quarter.  The decrease in net interest income was attributable to continuing increases in cost of funds related to rising market interest rates.  The increase in general, administrative and other expense was attributable to higher employee compensation and benefits expense.

          At September 30, 2006, assets had increased $4.6 million or 1.7% to $266.5 million compared to $261.9 million at June 30, 2006.  This increase was attributed primarily to an increase in loans receivable of $5.3 million or 3.4%, which totaled $160.7 million at September 30, 2006.

          At September 30, 2006, the Company reported its book value per share as $7.91.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At September 30, 2006 the Company had approximately 8,491,000 shares outstanding of which approximately 55.7% was held by First Federal MHC.

SUMMARY OF FINANCIAL
HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition

	September 30, 2006	June 30, 2006

	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$1,776	$2,294
Investment Securities	76,906	77,420
Loans Receivable, net	160,710	155,386
Other Assets	27,105	26,841

Total Assets	$266,497	$261,941

Liabilities
Deposits	$136,905	$141,238
FHLB Advances	62,805	54,850
Other Liabilities	3,229	1,972

Total Liabilities	202,939	198,060
Shareholders’ Equity	63,558	63,881

Total Liabilities and Equity	$266,497	$261,941

Book Value Per Share	$7.91	$7.91

Condensed Consolidated Statements of Earnings
(In thousands, except share data)

	Three months ended September 30,

	2006	2005

	(Unaudited)
Interest Income	$3,217	$3,208
Interest Expense	1,789	1,529

Net Interest Income	1,428	1,679
Provision for Losses on Loans	—	14
Other Operating Income	36	59
General, Administrative, and Other Expense	1,118	1,020

Earnings Before Federal Income Taxes	346	704
Federal Income Taxes	112	213

Net Earnings	$234	$491

Earnings per share:
Basic	$0.03	0.06

Diluted	$0.03	0.06

Weighted average outstanding shares:
Basic	8,064,841	8,259,091

Diluted	8,070,706	8,259,091